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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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MISSISSIPPI CHEMICAL CORPORATION (Name of Registrant as Specified in its Charter)
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MISSISSIPPI CHEMICAL CORPORATION P.O. Box 388 Yazoo City, Mississippi 39194
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 7, 2001

     As a shareholder of Mississippi Chemical Corporation, a Mississippi corporation, you are hereby given notice of, and invited to attend in person or by proxy, the Annual Meeting of Shareholders to be held at the Owen Cooper Administration Building, Highway 49 East, Yazoo City, Mississippi 39194, on Friday, December 7, 2001, at 9:00 a.m. local time, for the following purposes:

1. To elect four members to the Board of Directors to serve until the 2004 Annual Meeting of
    Shareholders.

2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on November 1, 2001, as the record date for the determination of shareholders entitled to notice of, and to vote at, such meeting and any adjournments or postponements thereof.

     You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, to assure that your shares are represented at the meeting, please date, execute, and mail promptly the enclosed proxy card in the enclosed, stamped envelope for which no additional postage is required if mailed in the United States.
By Order of the Board of Directors, /s/ Rosalyn B. Glascoe ROSALYN B. GLASCOE Corporate Secretary

Yazoo City, Mississippi
November 9, 2001

Your vote is important. Please date, execute, and return promptly the enclosed proxy card in the envelope provided.

The Board of Directors unanimously recommends that the shareholders vote "For" each of the nominees for director.

TABLE OF CONTENTS
VOTING AND PROXY INFORMATION	4
Purpose	4
Record Date	4
Shares Outstanding	4
Voting of the Shares	4
Vote Required	4
Revocability of Proxies	5
Solicitation of Proxies	5
Shareholder Proposals	5
PROPOSAL -- ELECTION OF DIRECTORS (PROXY ITEM No. 1)	5
Nominees for Election to Serve Until 2004	6
Directors Continuing to Serve Until 2003	6
Directors Continuing to Serve Until 2002	7
BOARD OF DIRECTORS AND COMMITTEES	7
Board Committees	7
Audit Committee	8
Compensation Committee	8
Corporate Governance Committee	8
Executive Committee	8
Certain Business Relationships	8
DIRECTORS' COMPENSATION	9
Fees and Expenses	9
Nonemployee Directors' Stock Options	9
Nonemployee Directors' Deferred Compensation Plan	9
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	10
Overview	10
Stock Ownership Guidelines	10
Base Salary	10
Annual Bonuses	11
Executive Deferred Compensation Plan	11
Stock Incentive Plan	12
Internal Revenue Code Section 162(m) Implications for Executive Compensation	12
Compensation Committee Composition	13
EXECUTIVE COMPENSATION	13
Summary of Cash and Other Compensation	13
Stock Options	14
Option Exercises and Holdings	15
Pension Benefits	15
Severance Agreements	16
Performance Graph	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
Security Ownership of Certain Beneficial Owners	18
Security Ownership of Management	18
Section 16(a) Beneficial Ownership Reporting Compliance	21
AUDIT COMMITTEE REPORT	21
Overview	21
Financial Statement Review	21
Independent Auditors	21
Audit Fees	22
All Other Fees	22
Audit Committee Composition	22
PROXY	23

MISSISSIPPI CHEMICAL CORPORATION

2001 PROXY STATEMENT

VOTING AND PROXY INFORMATION

Purpose

     This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of the Company(1) beginning November 9, 2001. The Board of Directors (the "Board") is soliciting proxies to be used at the 2001 Annual Meeting of Shareholders which will be held on December 7, 2001, at the time and place stated in the Notice of Annual Meeting accompanying this Proxy Statement ("Annual Meeting"). Proxies are solicited to give all shareholders of record an opportunity to vote on matters presented at the Annual Meeting.

Record Date

     Only holders of record on November 1, 2001 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Shares Outstanding

     On the Record Date, 26,163,907 shares of the Company's common stock were issued and outstanding.

Voting of the Shares

     Each holder of the Company's common stock will be entitled to one vote, in person or by proxy, for each share standing in such holder's name on the Company's books on the Record Date, on any matter submitted to a vote of shareholders. The presence, in person or by proxy, of holders of record of a majority of the shares entitled to vote constitutes a quorum for action at the Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for transaction of business. All shares represented by a properly executed proxy will be voted in accordance with the directions on such proxy. If no directions are given to the contrary on such proxy, the shares of the Company's common stock represented by such proxy will be voted FOR approval of all proposals presented at the meeting. It is not anticipated that any matters will be presented at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If, however, other matters are properly presented at the Annual Meeting, the proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

Vote Required

     Director nominees are required to receive a plurality of votes present and voting at the Annual Meeting in order to be elected.

_______________________
     (1)  The terms "Company," "we," "us," and "our" refer to Mississippi Chemical Corporation and its wholly owned subsidiaries.

Revocability of Proxies

     A proxy for use at the Annual Meeting is enclosed with this Proxy Statement. A shareholder executing and returning a proxy may revoke it at any time prior to the voting thereof (unless the proxy conspicuously states that it is irrevocable and that appointment is coupled with an interest) either by revoking the proxy in person at the Annual Meeting or by delivering a signed written notice of revocation to the office of our Corporate Secretary (P.O. Box 388, Yazoo City, Mississippi 39194) before the Annual Meeting begins.

Solicitation of Proxies

     The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling, and mailing the notice, proxy card, and Proxy Statement and the reasonable costs of brokers, nominees, and fiduciaries in supplying proxies to beneficial owners, will be paid by the Company. The solicitation will be made by use of the mails. Our transfer agent and registrar, American Stock Transfer & Trust Company ("AST"), will assist in the current solicitation, a service provided under our agreement with AST for transfer agent and registrar services. We will reimburse AST for out-of-pocket expenses associated with the solicitation.

Shareholder Proposals

     Any proposals that shareholders desire to have presented at the 2002 Annual Meeting of Shareholders must be received by us at our principal executive offices no later than July 1, 2002, for inclusion in our 2002 proxy materials.

PROPOSAL -- ELECTION OF DIRECTORS
(PROXY ITEM NO. 1)

     The Company's Articles of Incorporation provide that the Board shall consist of not fewer than 9 nor more than 15 directors, with the exact number of directors to be fixed by a majority of the Board, and that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. The number of directors is currently fixed at 13, however, the Board has voted to fix the number of directors at 12 immediately upon the conclusion of the 2001 Annual Meeting of Shareholders, including any adjournments or postponements thereof, since Mr. John Anderson has stated his intention to retire upon the expiration of his term at the 2001 Annual Meeting of Shareholders. Four directors are nominated for election at the Annual Meeting to serve until the 2004 Annual Meeting of Shareholders. The persons named as proxies in the accompanying proxy card have indicated that they intend to vote FOR the election of the four nominees set forth below. See "Nominees for Election to Serve Until 2004."

     In the event that any of the nominees for election as director are not available to serve as a director at the time of election at the Annual Meeting, proxy cards may be voted for a substitute nominee as well as for the remaining nominees named herein. However, the Company's management has no reason to anticipate that any nominees will be unavailable.

     THE BOARD RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW.

Nominees for Election to Serve Until 2004

     Reuben V. Anderson, Age 59

       Director of the Company since January 2000. For more than the past five years, Mr. Anderson has been a partner in the law firm of Phelps Dunbar LLP in Jackson, Mississippi. He is a director of Trustmark National Bank, BellSouth Corporation, The Kroger Co., and Burlington Resources Inc.

     Frank R. Burnside, Jr., Age 52

       Director of the Company since 1985. For more than the past five years, Mr. Burnside has been a farm supply dealer, Vice President and Manager of Newellton Elevator Company, Inc., Newellton, Louisiana, and President of Delta Gin Co., L.L.C.

     Charles O. Dunn, Age 53

       Director of the Company since 1992. Mr. Dunn has been employed by the Company since 1978 and was elected President and Chief Executive Officer in April 1993. Prior to becoming President and Chief Executive Officer, he served in various positions within the Company, including Executive Vice President.

     George Penick, Age 53

       Director of the Company since July 1994. Mr. Penick is President of the Foundation for the Mid-South, a private philanthropic foundation, and has served in that position since 1990.

Directors Continuing to Serve Until 2003

     Coley L. Bailey, Age 50

       Director of the Company since 1978 and Chairman of the Board since 1988. For more than the past five years, Mr. Bailey has been engaged in farming activities in Yalobusha County, Mississippi.

     Woods E. Eastland, Age 56

       Director of the Company since July 1994. Since 1986, Mr. Eastland has been President and Chief Executive Officer of Staple Cotton Cooperative Association (Staplcotn) and its subsidiary Staple Cotton Discount Corporation (Stapldiscount), a cotton marketing cooperative and a financing cooperative, respectively, each located in Greenwood, Mississippi.

     John Sharp Howie, Age 61

       Director of the Company since 1966 and Vice Chairman of the Board since 1988. For more than the past five years, Mr. Howie has been engaged in farming activities in Yazoo County, Mississippi.

     W. A. Percy II, Age 61

       Director of the Company since 1997. Previously served as director of the Company from 1988-1994. For more than the past five years, Mr. Percy has been engaged in farming activities in Washington County, Mississippi, and other agribusiness enterprises. He is currently President and Chief Executive Officer of Greenville Compress Company, a commercial warehouse and real estate company, and a partner in Trail Lake Enterprises, a cotton farm and gin. Mr. Percy also serves as the Chairman of the Board of ChemFirst Inc.; the Chairman of the Board of Staple Cotton Cooperative Association (Staplcotn); and a director of Entergy Corporation.

Directors Continuing to Serve Until 2002

     Haley Barbour, Age 54

       Director of the Company since January 1997. For more than the past five years, Mr. Barbour has been a partner and attorney in the law firm of Barbour, Griffith & Rogers in Washington, D.C. He is also Chairman and CEO of Barbour, Griffith & Rogers, Inc., a lobbying firm. From 1993-1997, Mr. Barbour served as Chairman of the Republican National Committee.

     W. R. Dyess, Age 62

       Director of the Company since 1991. For more than the past five years, Mr. Dyess has served as President of Dyess Farm Center, Inc., in Bardwell, Texas, and ABC Ag Center, Inc., in Corsicana, Texas.

     David M. Ratcliffe, Age 53

       Director of the Company since 1994. Mr. Ratcliffe became the President and Chief Executive Officer of Georgia Power, an electric utility, in 1999. From 1998 until becoming President, Mr. Ratcliffe was Georgia Power's Executive Vice President and Chief Financial Officer. From 1995 to 1998, he served as Senior Vice President of External Affairs of the Southern Company, a utility holding company based in Atlanta, Georgia. From 1991 to 1995, Mr. Ratcliffe served as President and Chief Executive Officer of Mississippi Power Company, an electric utility.

     Wayne Thames, Age 65

       Director of the Company since 1973. For more than the past five years, Mr. Thames has been a cattleman in Evergreen, Alabama.''

BOARD OF DIRECTORS AND COMMITTEES

     The Board manages the business affairs of the Company in accordance with the Mississippi Business Corporation Act, as implemented by the Company's Articles of Incorporation and Bylaws. All of the Company's directors are independent, nonemployee directors except Mr. Dunn, who is President and Chief Executive Officer. Mr. Dunn does not participate in any action of the Board that relates to executive compensation. The Board met five times and had three telephonic meetings in fiscal 2001. Each director spends considerable time in preparing for and attending Board and committee meetings. During fiscal 2001, each director, with the exception of Mr. Barbour and Mr. Ratcliffe, attended at least 75% of the aggregate of all meetings of the Board and of all committees on which such director served. Mr. Barbour attended 33% of all meetings and Mr. Ratcliffe attended 64% of all meetings.

Board Committees

     The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Executive Committee. The members of the committees are as follows:

Audit	Compensation	Corporate Governance	Executive
John W. Anderson, Chairman	John Sharp Howie, Chairman	George Penick, Chairman	Coley L. Bailey, Chairman
Reuben V. Anderson	Frank R. Burnside, Jr.	Coley L. Bailey	John W. Anderson
Haley Barbour	W. A. Percy II	W. R. Dyess	Charles O. Dunn
Woods E. Eastland	David M. Ratcliffe	W. A. Percy II	Woods E. Eastland
Wayne Thames			John Sharp Howie

Audit Committee

     The Audit Committee met four times in fiscal 2001. The primary duties and responsibilities of the Audit Committee include recommending the appointment of independent auditors and monitoring the accounting and audit functions of the Company. The complete duties and responsibilities of the Audit Committee are set forth in its written Charter amended and restated by the Board on January 27, 2000. Each member of the Audit Committee is an independent, nonemployee director.

Compensation Committee

     The Compensation Committee met three times in fiscal 2001. Except when an applicable statute, regulation, or plan provision requires action by the full Board, the Compensation Committee establishes any general changes in wages, salaries, perquisites and profit sharing of nonexempt and exempt employees; amends and monitors all of our qualified and nonqualified benefit plans (except the Directors' Stock Plan); and establishes executive officers' salaries, bonuses, perquisites, stock and other plans. Each member of the Compensation Committee is an independent, nonemployee director.

Corporate Governance Committee

     The Corporate Governance Committee met five times in fiscal 2001. Its duties and responsibilities include acting as a nominating committee for the slate of directors and officers, periodically reviewing the performance of the Board, and establishing the criteria by which Board members are to be selected and evaluated. The Corporate Governance Committee administers the Directors' Stock Plan and recommends to the full Board compensation for directors' service to the Company. Shareholder recommendations for director nominees may be considered, but there are no established procedures for the submission of such recommendations to the Corporate Governance Committee. Each member of the Corporate Governance Committee is an independent, nonemployee director.

Executive Committee

     The Executive Committee did not meet in fiscal 2001. To the extent permitted by law and the Company's Bylaws, the Executive Committee has the authority between meetings of the Board to take all actions that the Board as a whole can take.

Certain Business Relationships

     The Securities and Exchange Act of 1934 requires the Company to disclose certain business relationships. During fiscal 2001, the Company engaged Mr. Reuben Anderson's law firm, Phelps Dunbar LLP. The Company anticipates that this relationship will continue during fiscal 2002. The Company does not consider the fees paid to be material in relation to all fees paid to outside counsel during fiscal 2001, and such fees were not material to Phelps Dunbar LLP in relation to its overall revenues.

     During fiscal 2001, Newellton Elevator Company, Inc., an affiliate of Mr. Frank Burnside, purchased approximately $360,000 of fertilizer from the Company at market price.

DIRECTORS' COMPENSATION

Fees and Expenses

     During fiscal 2001, all nonemployee directors, except Mr. Bailey and Mr. Howie, received, or absent the effect of the Deferred Compensation Plan described below and any irrevocable deferral election made under that plan, would have been entitled to receive, an annual retainer of $20,000. In addition, each nonemployee director, except Mr. Bailey, received a $1,000 attendance fee for, each Board and Committee meeting attended and was reimbursed for related travel expenses.

     Mr. Bailey, as Chairman of the Board, received, or absent the effect of the Deferred Compensation Plan described below and any irrevocable deferral election made under that plan, would have been entitled to receive, a $50,000 annual retainer. Mr. Howie, as Vice Chairman of the Board, received, or absent the effect of the Deferred Compensation Plan described below and any irrevocable deferral election made under that plan, would have been entitled to receive, an annual retainer of $30,000. Mr. Dunn, as President and Chief Executive Officer, received no remuneration for serving as a director.

Nonemployee Directors' Stock Options

     Pursuant to the Company's 1995 Stock Option Plan for Nonemployee Directors as amended and restated effective November 7, 2000 ("Directors' Stock Plan"), each nonemployee director, except Mr. Bailey, Mr. Howie and Mr. Reuben Anderson, received in fiscal 2001 an annual grant of nonqualified stock options to purchase 2,000 shares of the Company's common stock at the exercise price of $4.00 (the "Exercise Price"). Mr. Reuben Anderson, as a new nonemployee director, received options to purchase 5,000 shares of common stock at the Exercise Price. Mr. Bailey, as Chairman of the Board, received options to purchase 4,000 shares at the Exercise Price, and Mr. Howie, as Vice Chairman of the Board, received options to purchase 3,000 shares at the Exercise Price. The options granted to nonemployee directors become exercisable in 20% increments over a five-year period of time after the grant date. Under the Directors' Stock Plan, the Exercise Price for each option granted to nonemployee directors in fiscal 2001 was determined by calculating the average closing prices of the Company's stock on the New York Stock Exchange for the last 20 trading days prior to the date of the option grant.

Nonemployee Directors' Deferred Compensation Plan

     The Nonemployee Directors' Deferred Compensation Plan more closely aligns nonemployee directors' interests with those of the shareholders by requiring that they place at least 50% of their annual retainer at risk in exchange for receipt of deferred compensation based on future growth in the value of the Company's common stock. All deferrals under the plan are generally for a minimum of 18 months, which, as more particularly described in the plan, may be shortened by the director's end of service to the Board, or disability, or a change in control of the Company. In addition, each nonemployee director has the option to place all or part of the other half of his annual retainer at risk for receipt of deferred compensation based on future growth in the value of the Company's common stock. All nonemployee directors exercised their rights to irrevocably elect to defer the remaining 50% of their 2001 annual retainer with the exception of Mr. Bailey, who deferred an additional 2%, and Mr. Dyess, who elected not to make an additional deferral.

     We have opened a "deferred stock account" in each nonemployee director's name on our books. This account reflects a number of shares of "deferred stock" in the Company equal to 150% of the number of shares that could have been purchased at the lesser of the market price on the first day of the retainer period (January 1) or the market price as of the July 1 immediately prior to the retainer period. Deferred stock credited to a director's account is phantom stock that provides no voting rights or other incidents of ownership of stock and constitutes merely a bookkeeping entry reflecting an unsecured debt owed by the Company to the nonemployee director. Each nonemployee director's account will be credited with dividends (expressed as a number of deferred shares) and adjusted to reflect stock splits, exchanges of stock in connection with a merger, and the like. Distribution from each nonemployee director's deferred stock account is made in the form of common stock of the Company or cash as elected by the director. Stock distributions with respect to phantom stock are made on the basis of one phantom stock unit to one share of Company stock. Cash distributions with respect to phantom stock are made on the basis of the value of the Company's stock on the date of distribution determined by calculating the average closing price of the Company's stock on the New York Stock Exchange for the last 20 trading days prior to the distribution date.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

     The Board has established a four-member Compensation Committee. Each member of the Committee is an independent, nonemployee director.

     Our executive compensation program is designed to attract and retain qualified executives by providing a total compensation package that is competitive with compensation packages provided by comparable organizations. In addition, the executive compensation program seeks to align the interests of management with the interests of our shareholders and to promote the enhancement of shareholder value by encouraging our executive officers to maintain a certain level of stock ownership and providing stock-based performance compensation arrangements. Through its bonus programs, the executive compensation program also motivates management to attain preset financial goals for the Company. The 2001 fiscal year executive compensation program and a specific discussion as to the compensation of Mr. Dunn, the President and Chief Executive Officer, are set forth below.

Stock Ownership Guidelines

     In order to advance its belief that shareholder value will be enhanced by tying the interests of the Company's executive officers to those of the Company's shareholders, the Compensation Committee established stock ownership guidelines for the executive officers which encourage or, in some circumstances, require each executive officer to own and maintain a certain amount of the Company's common stock at the officer's own expense. The specific guideline amount applicable to each officer is dependent on the officer's salary and position with the Company.

Base Salary

     The Compensation Committee approved the individual salary levels set forth on the Summary Compensation Table for the five highest compensated executive officers (collectively, the "Named Executive Officers") after (i) reviewing factors such as position and compensation levels for comparable positions in similar organizations (including companies represented in the Custom Composite Index now shown in the Performance Graph), (ii) conducting subjective individual performance evaluations that focused upon key financial criteria, such as earnings per share, return on equity and growth in shareholder value and nonfinancial performance measures, such as employee, customer and supplier relationships, environmental compliance, employee safety, productivity enhancements and management development, and (iii) considering the recommendations of Mr. Dunn regarding individual pay treatment for the Named Executive Officers other than himself. The Committee's evaluation of Mr. Dunn was based on the same criteria plus the following additional subjective criteria: his representation of the Company to investors and financial analysts, his participation in industry and community affairs, and his relationships with our customers, our lenders, the Board, and our employees.

Annual Bonuses

     The Officer and Key Employee Incentive Plan permits annual bonuses to participants selected by the Compensation Committee based on an "economic value added" concept. No bonuses are paid under the Officer and Key Employee Incentive Plan unless our "Consolidated Performance" equals our "Weighted Average Cost of Capital," all as defined in the Officer and Key Employee Incentive Plan as "Threshold Performance." We achieve Superior Performance and Extraordinary Performance when our Consolidated Performance exceeds our Weighted Average Cost of Capital by 8% and 20%, respectively. When our Consolidated Performance equals Threshold, Superior or Extraordinary Performance, each participant receives a bonus equal to his "Threshold Bonus," "Superior Bonus," or "Extraordinary Bonus" as established by the Compensation Committee. When our Consolidated Performance exceeds our Threshold Performance but is less than our Superior Performance, or exceeds our Superior Performance but is less than our Extraordinary Performance, each participant receives a bonus adjusted to reflect the extent to which our Performance exceeds Threshold or Superior Performance, as the case may be. The Compensation Committee has the discretion to reduce any Bonus down to the Threshold Bonus. The President and Chief Executive Officer's Threshold Bonus is 30% of his base salary, his Superior Bonus is 60% of his base salary and his Extraordinary Bonus is 90% of his base salary. The four other Named Executive Officers are also included in the Officer and Key Employee Incentive Plan. Their Threshold Bonuses are 15%, their Superior Bonuses are 30%, and their Extraordinary bonuses are 45%. No bonuses were paid under the Officer and Key Employee Incentive Plan with respect to fiscal years 1999, 2000, or 2001 because we did not reach Threshold Performance.

     The Named Executive Officers, along with all of our other corporate headquarters and nitrogen employees, were also eligible for a profit sharing payment under the Company's profit sharing plan of up to 10% of their base annual salaries, based solely on our nitrogen operating results during fiscal 2001. The Named Executive Officers did not receive a profit sharing payment with respect to fiscal years 1999, 2000, or 2001.

Executive Deferred Compensation Plan

     Effective June 27, 2001, the Company terminated the Executive Deferred Compensation Plan as a result of the Company's performance and to stop the accrual of additional liabilities under the plan; however, the plan will remain in effect with regard to amounts deferred prior to the termination date of the plan. The Executive Deferred Compensation Plan was implemented to allow the participants to risk certain payments otherwise payable to them for deferred compensation based on future growth in the value of the Company's common stock. Prior to the plan's termination, participants could irrevocably elect, prior to the beginning of a calendar year, to defer for a minimum period of 18 months from the date of the election some or all of any profit sharing, bonus payment, and/or up to 10% of their salaries that they would otherwise receive in such calendar year.

     The Company has opened a "deferred stock account" in each participant's name on the Company's books. This account reflects a number of shares of "deferred stock" in the Company equal to 150% of the number of shares that could be purchased at the lesser of (i) the market price as of the July 1 immediately prior to the calendar year in which the payment in question would otherwise have occurred or (ii) the market price on the date the deferred amount would otherwise have been paid. Market price is defined as the average closing price of the Company's stock on the New York Stock Exchange for the last 20 trading days prior to the date in question. Deferred stock provides no voting rights or other incidents of ownership of stock and constitutes merely a bookkeeping entry reflecting an unsecured debt from the Company to the participant. Each participant's account will be credited with dividends (expressed as a number of deferred shares) and adjusted to reflect stock splits, exchanges of stock in connection with a merger, and the like. Payment, when made, will be in the form of actual Company common stock, and the number of shares received will equal the number of deferred shares then credited to a participant's deferral account. Distribution will be made on the date to which the participant elected to defer compensation, including any extensions thereof (or, as more particularly described in the plan, earlier if the participant ceases to be an employee due to separation of employment, retirement, total disability, death or unforeseeable emergency). The deferred payment will not be included in a participant's income until distribution of the stock is made from the stock deferral account. The amount taken into income will be the then market value of the Company's common stock times the number of shares received. Of the Named Executive Officers, Mr. Dunn and Mr. McCraw both elected to defer 100% of any profit sharing and bonus payments they were entitled to receive as a result of services rendered in fiscal 2001, and Dr. Arnold elected to defer all such payments in excess of $50,000. However, no credits were posted to their deferred stock accounts due to the fact that no bonus or profit sharing payments were made to these individuals with respect to fiscal 2001.

Stock Incentive Plan

     The Compensation Committee also administers the Company's Amended and Restated 1994 Stock Incentive Plan (the "Stock Incentive Plan"). The Committee evaluated the contribution of executive officers and key employees, including the Named Executive Officers, and based on its evaluation, granted options to purchase an aggregate of 217,000 shares of the Company's common stock during the fiscal year ended June 30, 2001. The specific grants made to the Named Executive Officers are set forth in the Stock Option Grants Table below under the caption "Stock Options" contained in the description of "Executive Compensation." Individual grants are based primarily on the grantee's level of responsibility and potential impact on the Company's consolidated performance. The Committee has the authority to select the exercise price applicable to all options to purchase shares granted pursuant to the Stock Incentive Plan, provided that the exercise price cannot be less than 100% of the fair market value of the common stock of the Company on the date the stock option is granted and cannot be less than 110% in specified circumstances. In fiscal 2001, the exercise price was $4.00. The Committee determined the fair market value of the common stock of the Company on the date of the stock option grant to be the average of the closing prices of the Company's stock on the New York Stock Exchange for the last 20 trading days prior to the date of the option grant.

Internal Revenue Code Section 162(m) Implications for Executive Compensation

     Section 162(m) of the Internal Revenue Code generally limits the Company's federal income tax deduction for compensation paid to each of the Named Executive Officers to $1,000,000 per year. The Internal Revenue Code provides an exemption from the deduction limit for certain types of "performance-based compensation." The Compensation Committee's general philosophy has been to qualify incentive compensation arrangements for the Named Executive Officers for the "performance-based compensation" exemption, so as to preserve our federal income tax deduction for such arrangements to the extent practicable should compensation for any Named Executive Officer ever approach $1,000,000 in any given year. Specifically, the Stock Incentive Plan, the Officer and Key Employee Incentive Plan and the Executive Deferred Compensation Plan are generally intended to provide benefits that qualify as "performance-based compensation" that is exempt from the $1,000,000 deduction limit.  However, the Compensation Committee has not adopted a blanket policy limiting executive compensation to fully tax-deductible amounts in every case, and nondeductible payments could occur, for example, in the event of a change of control.

     None of the Named Executive Officers exceeded the $1,000,000 limit for fiscal year 2001. It is not anticipated that any of the Named Executive Officers will exceed such limit for fiscal year 2002.

Compensation Committee Composition

     The foregoing report is submitted by the members of the Compensation Committee as of the Record Date: John Sharp Howie (Chairman), Frank R. Burnside, Jr., W. A. Percy II, and David M. Ratcliffe.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

     The table below sets forth the compensation paid by the Company to each of the Named Executive Officers during fiscal years 1999-2001.

Summary Compensation Table
	Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Other Annual Compensation(3) ($)	Securities Underlying Options (#)	All Other Compensation(4) ($)
Charles O. Dunn President and Chief Executive Officer	2001 2000 1999	503,573 501,692 489,456	0 0 0	5,100 15,207 14,071	38,000 76,000 38,000	888,973 0 0
C. E. McCraw Senior Vice President- Operations	2001 2000 1999	273,071 272,051 265,416	0 0 0	5,100 7,964 7,779	20,000 40,000 20,000	338,696 0 0
Robert E. Jones Senior Vice President- Corporate Development	2001 2000 1999	273,071 272,051 265,416	0 0 0	5,100 7,964 7,664	20,000 40,000 20,000	325,988 0 0
Timothy A. Dawson Senior Vice President and Chief Financial Officer	2001 2000 1999	221,564 220,736 215,352	0 0 0	5,100 6,573 6,213	15,000 30,000 15,000	91,162 0 0
David W. Arnold Senior Vice President- Technical Group	2001 2000 1999	216,279 215,471 210,216	0 0 0	5,100 6,736 6,207	14,000 28,000 14,000	406,678 0 0

     (1)  Raises are normally effective July 1 of each fiscal year. Although each of the Named Executive Officers would have received a raise in excess of 2-1/2% under the Company's salary administration program for fiscal years 2000, 2001, and 2002, raises for fiscal year 2000 (effective July 1, 1999) for all executive officers were limited to 2-1/2% by the Compensation Committee as a result of the Company's performance. The Compensation Committee did not award raises to any executive officers for fiscal year 2001 (effective July 1, 2000), as a result of the Company's performance. However, the Compensation Committee awarded a 3% general raise during fiscal year 2001 to all employees (including executive officers) effective May 16, 2001. The Compensation Committee has not awarded a raise to any executive officer for fiscal year 2002 (which would have been effective July 1, 2001).

     (2)  None of the Named Executive Officers received a bonus under the Officer and Key Employee Incentive Plan or a profit sharing payment under the Company's profit sharing plan applicable to all employees for fiscal years 1999, 2000, or 2001 because the Company did not meet the financial tests under such plans for bonuses or profit sharing payments to be distributed.

     (3)  Amounts represent the aggregate of the Company's matching contributions on the employee's salary deferral contributions under the 401(k) Plan and Supplemental Benefit Plan.

     (4)  Effective June 27, 2001, the Board terminated the Supplemental Benefit Plan, which had been established in 1984 because certain provisions of the Internal Revenue Code and regulations thereunder prohibit the Company from providing to the Named Executive Officers and certain others the same benefits which the Company provides to all other regular employees under its Pension Plan and 401(k) Plan. The Board terminated the Supplemental Benefit Plan as a result of the Company's performance and to prevent the accrual of additional liability under such plan, and the Company exercised its right under the Supplemental Benefit Plan to settle all liabilities thereunder. The amount distributed to each Named Executive Officer represents the net present value of the future distributions (accrued prior to the date of termination) the Named Executive Officer would have received based on the 5.78% discount rate required by the Internal Revenue Code and regulations thereunder. The distribution is a taxable event for each Named Executive Officer for federal and state income tax purposes.

Stock Options

     The following table contains information concerning the grant of stock options to the Named Executive Officers during fiscal 2001. We used the Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Present Value" column. The Black-Scholes option pricing model includes assumptions which may or may not be realized or realistic. Each Named Executive Officer realizes value from the stock options only to the extent that the price of the Company's common stock on the exercise date exceeds the price (as calculated under the Stock Incentive Plan) of the stock on the grant date. Thus, there is no assurance that the value realized by the Named Executive Officers will be at or near the value estimated by the Black-Scholes model. These amounts should not be used to predict performance of the Company's common stock. If exercised on October 1, 2001, the stock options granted in fiscal 2001 would have no value since the market value of the Company's common stock as of that date was less than the exercise price of $4.00 per share.

Stock Option Grants During Fiscal Year 2001
	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Stock Options Granted to Employees in Fiscal Year(1)	Purchase, Exercise, or Base Price(2) ($/Share)	Expiration Date	Grant Date Present Value(3) ($)
Charles O. Dunn	38,000	17.51	4.00	07/03/10	228,000
C. E. McCraw	20,000	9.22	4.00	07/03/10	120,000
Robert E. Jones	20,000	9.22	4.00	07/03/10	120,000
Timothy A. Dawson	15,000	6.91	4.00	07/03/10	90,000
David W. Arnold	14,000	6.45	4.00	07/03/10	84,000

     (1)  Total options to purchase the Company's common stock granted during fiscal 2001 were for 217,000 shares to the Named Executive Officers and all other employees. All options granted are exercisable within six months of their July 3, 2001, grant date. No stock appreciation rights ("SARs") were granted in fiscal 2001. All options vest immediately in the event of a change of control as defined in the Stock Incentive Plan.

     (2)  Determined by the average of the closing prices of the Company's common stock on the New York Stock Exchange on the 20 trading days prior to the grant date, July 3, 2000.

     (3)  The model assumptions include (a) an option term of six years, (b) a risk-free rate of return of 5.28%, and (c) a 33% volatility. If exercised on October 1, 2001, the stock options granted in fiscal 2001 would have no value since the market value of the Company's common stock as of that date was less than the exercise price of $4.00 per share.

Option Exercises and Holdings

     The following table sets forth information relating to the exercise of options during fiscal 2001 by the Named Executive Officers and unexercised options held by the Named Executive Officers as of June 30, 2001:

Aggregated Option Exercises in Fiscal Year 2001 and
Value of Unexercised Options at End of Fiscal Year 2001
	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End 06/30/01 (#)		Value of Unexercised Stock Options at FY-End 06/30/01 ($)
Name	(#)	($)	Exercisable(1)	Unexercisable	Exercisable	Unexercisable
Charles O. Dunn	0	0	310,288	0	0	0
C. E. McCraw	0	0	159,210	0	0	0
Robert E. Jones	0	0	153,750	0	0	0
David W. Arnold	0	0	114,600	0	0	0
Timothy A. Dawson	0	0	103,225	0	0	0

     (1)  Exercisable numbers are the number of options that could have been exercised as of June 30, 2001.

Pension Benefits

     The following table sets forth the estimated single-life annual pension annuity benefit provided to eligible participants at age 65 under the Company's defined contribution plan (the "Pension Plan"), based on the specified levels of pay and years of credited service. Listed benefits are not subject to deductions for social security or other offset amounts. The Internal Revenue Code limits the benefits that executive officers and certain key employees may receive under the Company's Pension Plan. Effective June 27, 2001, the Board terminated the Supplemental Benefit Plan as a result of the Company's performance and to prevent the accrual of additional liability under such plan; therefore, such benefit amounts are not included in the Pension Plan Table below.

Pension Plan Table
(in dollars)
	Years of Service
Remuneration	15	20	25	30	35
25,000	4,688	6,250	7,813	9,375	10,938
50,000	9,375	12,500	15,625	18,750	21,875
100,000	22,845	29,470	36,163	42,990	49,998
150,000	37,845	49,470	61,163	72,990	84,998
200,000	43,845	57,470	71,163	84,990	98,998
250,000	43,845	57,470	71,163	84,990	98,998
300,000	43,845	57,470	71,163	84,990	98,998
350,000	43,845	57,470	71,163	84,990	98,998
400,000	43,845	57,470	71,163	84,990	98,998
450,000	43,845	57,470	71,163	84,990	98,998
500,000	43,845	57,470	71,163	84,990	98,998

     Pension benefits are based on the average of the participant's five highest annual earnings amounts during employment and do not include bonus, overtime or shift differentials. The table below shows the average earnings (calculated as described above) of, and the number of years of credited service obtained by, the Named Executive Officers as of the end of fiscal 2001.

Name	Average Earnings	Years of Service
Charles O. Dunn	$452,386	22
C. E. McCraw	$257,179	27
Robert E. Jones	$246,948	26
David W. Arnold	$205,910	34
Timothy A. Dawson	$205,714	19

Severance Agreements

     The Compensation Committee has approved the Company's entering into severance agreements with each of the Named Executive Officers because of the Compensation Committee's determination that their performance, the Company's ability to retain them as employees, and their impartial assistance to the Company's Board in the evaluation of any potential mergers, acquisitions, sales or similar transactions would be enhanced thereby. Each of the agreements with the Named Executive Officers provides certain additional compensation in the event of termination of the executive's employment in connection with a change of control (as defined in the agreements) of the Company. Payments are triggered under each agreement if the executive is terminated within three years following a change of control "without cause" (as defined in the agreements); if the executive terminates employment for "good reason" (as defined in the agreements) within three years following a change of control; or if the executive terminates employment for any reason within 90 days of a change of control. The benefits paid generally include an amount equal to the executive's annual base salary; a pro rata portion of the executive's target bonus ("Superior Bonus" as defined in the Officer and Key Employee Incentive Plan) for the current fiscal year; a cash payment equal to 36 or more months of medical plan premiums; and continuation of, and payment of premiums for, certain welfare benefits. If the executive executes a liability release in the Company's favor, he will be entitled to benefits equal to another two times his base salary. Total benefits contingent on termination of employment in connection with a change of control (including special change of control benefits under the Supplemental Benefit Plan and Stock Incentive Plan) are generally limited so that the Company will not pay any "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code unless the amounts that would be reduced to avoid any such excess parachute payment are more than the additional taxes (including the excise tax under Internal Revenue Code Section 4999) that would be due if such amounts were paid to the executive.

Performance Graph

     The following graph compares the five-year cumulative total returns (June 30, 1996 - June 30, 2001) of an investment of $100 in the Company's common stock, the S&P 600®, and the 6-Stock Custom Composite Index, a self-selected peer group of fertilizer manufacturers that consists of Agrium Inc., IMC Global Inc., Norsk Hydro AS-ADR, Phosphate Resource Partners, Potash Corporation of Saskatchewan and Terra Industries Inc.

	Jun-96	Jun-97	Jun-98	Jun-99	Jun-00	Jun-01
Mississippi Chemical Corp.	$100	$106	$85	$53	$26	$13
Custom Composite Index (6 Stocks)	$100	$105	$91	$72	$73	$63
S&P 600	$100	$122	$145	$142	$162	$158

The 6-Stock Custom Composite Index consists of Agrium Inc., IMC Global Inc., Norsk-Hydro AS-ADR, Phosphate Resource Partners, Potash Corp. of Saskatchewan and Terra Industries Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table shows shares of the Company's stock that we believe were beneficially owned as of October 1, 2001, based on filings required of such owners by the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Pioneer Investment Management, Inc. a/k/a Pioneering Management Corporation 60 State Street, 16th Floor Boston, MA 02109	1,880,000	7.19
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,147,980	8.22

Security Ownership of Management

     The following table shows the number of shares of the Company's common stock that was beneficially owned by each director and Named Executive Officer (as defined below under the heading "Base Salary") as of October 1, 2001, together with the aggregate number of shares owned beneficially by all directors and executive officers as a group. No director or executive officer listed below beneficially owned more than 1% of the shares outstanding as of October 1, 2001, except Mr. Dunn who owned approximately 1.35% of the shares outstanding. The sum of the beneficial ownership of all directors and executive officers as a group represents approximately 6.65% of the shares outstanding as if the options and deferred stock units among those shares had all been outstanding on October 1, 2001.

Nonemployee Directors	Amount and Nature of Beneficial Ownership(1)
John W. Anderson(2)	42,353
Reuben V. Anderson(3)	16,371
Coley L. Bailey(4)	67,495
Haley Barbour(5)	27,326
Frank R. Burnside, Jr. (6)	64,838
W. R. Dyess(7)	43,044
Woods E. Eastland(8)	37,775
John Sharp Howie(9)	52,190
George Penick(10)	31,426
W. A. Percy II(11)	28,676
David M. Ratcliffe(12)	31,742
Wayne Thames(13)	45,446
Named Executive Officers
Charles O. Dunn(14)	352,349
C. E. McCraw(15)	172,787
Robert E. Jones(16)	168,267
Timothy A. Dawson(17)	119,192
David W. Arnold(18)	115,600
All Directors and Executive Officers as a Group(19)	1,740,133

     (1)  Beneficial ownership is the ownership of stock, either direct or indirect, which includes the power to vote or the power to dispose of the stock. Stock which an individual may acquire by exercising options or by distribution from an employee benefits plan is beneficially owned under certain circumstances even if such an exercise or distribution has not taken place.

           The figures in the table include shares of stock that the named individuals own directly. In addition, these figures include shares that certain named individuals own, or are presumed to own, indirectly as a result of their relationship with another person or entity.

           The table reflects deferred stock units credited to individual directors under the Nonemployee Directors' Deferred Compensation Plan and to individual executive officers under the Executive Deferred Compensation Plan. The figures in the table assume that deferred stock units could be converted into common stock and distributed to the named individuals within 60 days of October 1, 2001, even though many of the units referenced in the table will not be eligible for conversion and distribution within that time frame.

           The table also reflects shares subject to nonqualified stock options issued to the named individuals pursuant to the Directors' Stock Plan or the Amended and Restated Mississippi Chemical Corporation 1994 Stock Incentive Plan which could have been exercised by the named individuals on October 1, 2001, or that will become exercisable within 60 days after October 1, 2001. If exercised as described above, the stock options listed in the above table would have no value since the price of the Company's common stock on that date was less than the exercise price on all the options which could have been exercised through that date.

           For each named individual, a footnote indicates the number of shares of common stock, deferred stock units, options, and other indirectly held shares included in the total number. The footnote also identifies the extent to which each of the named individuals shares voting power and/or the power to dispose of any of the beneficially owned shares.

     (2)  Includes 13,325 shares of common stock, 18,528 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, options to purchase 10,500 shares which are currently exercisable or will become exercisable within 60 days, and 1,000 shares which are owned by his wife, Evelyn Anderson. Mr. Anderson disclaims beneficial ownership of the 1,000 shares owned by his wife.

     (3)  Includes 1,000 shares of common stock, 14,371 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 1,000 shares which are currently exercisable or will become exercisable within 60 days.

     (4)  Includes 11,057 shares of common stock, 35,438 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 21,000 shares which are currently exercisable or will become exercisable within 60 days. Mr. Bailey shares investment power over 2,000 shares belonging to Joe N. Bailey, Jr. Family Trust.

     (5)  Includes 644 shares of common stock, 20,282 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, options to purchase 6,400 shares which are currently exercisable or will become exercisable within 60 days, and 250 shares which are owned by the Barbour, Griffith & Rogers Profit Sharing Trust.

     (6)  Includes 5,207 shares of common stock, 20,295 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, options to purchase 10,500 shares which are currently exercisable or will become exercisable within 60 days, 100 shares owned by Mr. Burnside's son, Frank Burnside III, and 28,736 shares which are owned by Newellton Elevator Company, Inc., which is an affiliate of Mr. Burnside's. Mr. Burnside disclaims beneficial ownership of the 100 shares owned by his son. Mr. Burnside shares the power to vote and dispose of the shares owned by Newellton Elevator Company, Inc.

     (7)  Includes 671 shares of common stock, 15,069 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, options to purchase 10,500 shares which are currently exercisable or will become exercisable within 60 days, 14,100 shares which are owned by Dyess Farm Center, Inc., and 2,704 shares which are owned by ABC Ag Center, Inc. Dyess Farm Center, Inc., and ABC Ag Center, Inc., are affiliates of Mr. Dyess's.

     (8)  Includes 6,980 shares of common stock, 20,295 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 10,500 shares which are currently exercisable or will become exercisable within 60 days.

     (9)  Includes 7,282 shares of common stock, 26,627 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, options to purchase 15,000 shares which are currently exercisable or will become exercisable within 60 days, 1,903 shares which are owned by Pauline W. Howie and John Sharp Howie DBA Cedar Grove Plantation, and 1,378 shares which are owned by Hillsdale Plantation.

     (10)  Includes 1,792 shares of common stock, 19,134 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 10,500 shares which are currently exercisable or will become exercisable within 60 days.

     (11)  Includes 4,181 shares of common stock, 20,295 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 4,200 shares which are currently exercisable or will become exercisable within 60 days.

     (12)  Includes 947 shares of common stock, 20,295 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 10,500 shares which are currently exercisable or will become exercisable within 60 days.

     (13)  Includes 14,651 shares of common stock, 20,295 deferred stock units under the Nonemployee Directors' Deferred Compensation Plan, and options to purchase 10,500 shares which are currently exercisable or will become exercisable within 60 days.

     (14)  Includes 24,267 shares of common stock, 17,794 deferred stock units under the Executive Deferred Compensation Plan, and options to purchase 310,288 shares which are currently exercisable or will become exercisable within 60 days.

     (15)  Includes 9,050 shares of common stock, 4,527 deferred stock units under the Executive Deferred Compensation Plan, and options to purchase 159,210 shares which are currently exercisable or will become exercisable within 60 days.

     (16)  Includes 13,346 shares of common stock, 1,171 deferred stock units under the Executive Deferred Compensation Plan, and options to purchase 153,750 shares which are currently exercisable or will become exercisable within 60 days.

     (17)  Includes 8,000 shares of common stock, 7,967 deferred stock units under the Executive Deferred Compensation Plan, and options to purchase 103,225 shares which are currently exercisable or will become exercisable within 60 days.

     (18)  Includes 1,000 shares of common stock and options to purchase 114,600 shares which are currently exercisable or will become exercisable within 60 days.

     (19)  Includes 37,747 shares owned by executive officers not named in the table, 15,919 deferred stock units credited to such officers under the Executive Deferred Compensation Plan, and options to purchase 269,590 shares granted to such officers which are currently exercisable or will become exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

     The Securities and Exchange Act of 1934 requires all of the Company's executive officers and directors to report any changes in their ownership of the Company's common stock to the Securities and Exchange Commission and to us. Based solely upon a review of these reports and representations from the reporting persons regarding their ownership, we believe that during fiscal 2001 our executive officers and directors complied with all Section 16 filing requirements. With respect to a prior reporting period, Mr. Howie reported on Form 4 in October 2000 that he inherited on January 20, 1996, an indirect ownership interest in 1,378 shares of Company stock registered in the name of Hillsdale Plantation, a general partnership.

AUDIT COMMITTEE REPORT

Overview

     The Board amended and restated the written Charter for the Audit Committee on January 27, 2000. On an annual basis, the Audit Committee reviews the adequacy of the Audit Committee Charter with the Board. The Audit Committee consists of five independent, nonemployee directors. All of the members of the Audit Committee are considered by the Board to be financially literate and at least three, Mr. John Anderson, Mr. Reuben Anderson, and Mr. Eastland, are considered by the Board to have accounting or related financial management expertise.

Financial Statement Review

     The Audit Committee has: (a) reviewed and discussed the audited financial statements with the management of the Company; (b) discussed with the Company's independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; (c) received from the Company's independent auditors the written disclosures and the letter required by Independence Standard Board Standard No. 1, and has discussed with the Company's independent auditors their independence; and (d) based on the review and discussions referred to in clauses (a), (b) and (c) above, recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2001 for filing with the Securities and Exchange Commission.

Independent Auditors

     Arthur Andersen LLP, independent certified public accountants, served as the Company's independent auditors for fiscal year 2001. Representatives of Arthur Andersen LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Upon the recommendation of the Audit Committee, the Board has selected Arthur Andersen LLP as the Company's independent auditor for fiscal year 2002.

Audit Fees

     The Company paid Arthur Andersen LLP approximately $310,000 in audit fees for fiscal year 2001.

All Other Fees

     The Company paid Arthur Andersen LLP approximately $125,000 in nonaudit fees for fiscal year 2001, primarily for tax consulting services. The Audit Committee considers the provision of nonaudit related services to be compatible with maintaining the auditor's independence.

Audit Committee Composition

     The foregoing report is submitted by the members of the Audit Committee as of the Record Date: John W. Anderson (Chairman), Reuben V. Anderson, Haley Barbour, Woods E. Eastland, and Wayne Thames.

By Order of the Board of Directors /s/ Rosalyn B. Glascoe ROSALYN B. GLASCOE Corporate Secretary

PROXY	MISSISSIPPI CHEMICAL CORPORATION	PROXY
Annual Meeting of Shareholders -- December 7, 2001 This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder of Mississippi Chemical Corporation hereby appoints Coley L. Bailey and Charles O. Dunn, and each of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders to be held at the Owen Cooper Administration Building, Highway 49 East, Yazoo City, Mississippi, at 9:00 a.m. (local time), on Friday, December 7, 2001, and at any postponements or adjournments thereof, in the name of the undersigned and with the same force and effect as the undersigned could do if personally present, upon the matters set forth below as indicated.

Nominees for Election to Serve as Directors Until 2004: Reuben V. Anderson, Frank R. Burnside, Jr., Charles O. Dunn, and George Penick.

See Reverse side. If you wish to vote in accordance with the Board's recommendations, just sign on the reverse side. You need not mark any boxes.

(Continued and to be signed on reverse side.)

Please Detach and Mail in the Envelope Provided
[X] Please mark your vote as in this example.

1. Election of Directors to serve until 2004:	FOR all nominees listed at right (except as marked to the contrary) [ ]	WITHHOLD AUTHORITY to vote for all nominees listed at right [ ]	Nominees: Rueben V. Anderson Frank R. Burnside, Jr. Charles O. Dunn George Penick	2. In their discretion, to act on any other matters which may properly come before the meeting and any adjournments thereof.
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)

The shares represented by this Proxy will be voted at the meeting. This Proxy is solicited on behalf of the Board and will be voted in accordance with the specifications made above. IF NO CONTRARY INSTRUCTIONS ARE INDICATED, THIS PROXY SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE "FOR" ALL NOMINEES AS DIRECTORS

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature(s) of Shareholder(s) ________________________________________          ______________________________________       Dated: ______________________________, 2001

NOTE:   (Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer,                 please give your full title.)